SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 23, 2007
ATLANTIS PLASTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09487	06-1088270

(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

1870 The Exchange, Suite 200, Atlanta, Georgia	30339

(Address of Principal Executive Office)	(Zip Code)
Registrant’s telephone number, including area code: (800) 497-7659
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 9.01. Financial Statements and Exhibits
Signatures
EX-99.1

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On March 23, 2007, the NASDAQ Stock Market (“NASDAQ”) notified Atlantis Plastics, Inc. (the “Company”) that for the last 30 consecutive trading days the market value of the Company’s publicly held shares was less than the $15 million minimum required for continued listing on the NASDAQ Global Market pursuant to Marketplace Rule 4450(b)(3). In accordance with Marketplace Rule 4450(e)(1), the Company is provided with 90 calendar days, or until June 21, 2007, to regain compliance. If, at any time prior to June 21, 2007, the market value of the Company’s publicly held shares is $15 million or more for a minimum of 10 consecutive trading days, the NASDAQ staff will provide written notification that the Company has achieved compliance. If compliance cannot be demonstrated by June 21, 2007, NASDAQ will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal NASDAQ’s determination to a Listings Qualification Panel.
The Company intends to monitor the market value of its publicly held securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by June 21, 2007. If the Company cannot demonstrate compliance, the Company’s current intent is to appeal the determination to a Listings Qualification Panel and submit a plan of compliance at such time. The Company expects that any delisting would be stayed pending the outcome of such appeal.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit Number	Description

99.1	Press release dated March 26, 2007
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLANTIS PLASTICS, INC. (Registrant)
Date: March 26, 2007	By:	/s/ Paul G. Saari
PAUL G. SAARI
Senior Vice President, Finance and Chief Financial Officer